Exhibit 5


                                        February 6, 2001

Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama  35203


Gentlemen:

                  We are acting as counsel to Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the (i) the issuance of up to 425,925 common shares of beneficial interest, par value $.01 per share ("Common Shares"), that the Company may issue to the holders of 425,925 Class A units of limited partnership interest ("Units) of Colonial Realty Limited Partnership (the "Operating Partnership") upon tender of these Units for redemption (the "Primary Shares"), (ii) the resale of up to 254,353 of the Primary Shares that the Company may issue to affiliates of the Company,
(iii) the resale of up to 10,787,325 Common Shares that the Company may issue in unregistered transactions upon redemption of other Units that are currently outstanding (the "Secondary Shares" and, together with the Primary Shares, the "Redemption Shares") and (iv) the resale of up to 408,791 Common Shares that the Company issued in unregistered transactions at the time of its initial public offering (the "IPO Shares").

                  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

1.                         An executed copy of the Registration Statement.

2. The Declaration of Trust of the Company (the "Declaration of Trust"), as certified by the Secretary of State of the State of Alabama on February 1, 2001 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4. Resolutions of the Board of Trustees of the Company adopted by unanimous consent on September 21, 1993, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance of the IPO Shares and related matters.

5. Resolutions adopted by the Board of Trustees of the Company at a meeting held on August 21, 1995, and by the sole shareholder of the Company by written consent on August 21, 1995, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the reorganization and merger of the Company and related matters.

6. Resolutions of the Board of Trustees of the Company adopted at a meeting held on January 27, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the filing of the Registration Statement and related matters.

7. The Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of October 19, 1999, as amended (the "Partnership Agreement"), as certified as of the date hereof by the Secretary of the Company, in its capacity as general partner of the Operating Partnership, as being complete, accurate and in effect.

8. The Certificate of Limited Partnership of the Operating Partnership, as amended, as certified by the Secretary of State of the State of Delaware on February 2, 2001 and as certified by the Secretary of the Company, in its capacity as general partner of the Operating Partnership, on the date hereof as then being complete, accurate and in effect.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  For purposes of this opinion letter, we have assumed that the issuance and sale of the Redemption Shares from time to time upon redemption of outstanding Units will be duly authorized by proper action of the Board of Trustees of the Company consistent with the procedures and terms described in the Registration Statement and the Partnership Agreement (each, a "Board Action") and in accordance with the Declaration of Trust and applicable Alabama law. We also have assumed that the Redemption Shares will not be issued in violation of the ownership limit set forth in the Declaration of Trust.

                  This opinion letter is based as to matters of law solely on applicable provisions of (i) Alabama Real Estate Investment Trust Act of 1995,
(ii) the Delaware Limited Partnership Act; and (iii) the laws of the state of Maryland (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of Maryland, and with respect to Maryland law, we express no opinion as to the applicability or effect of any tax laws or laws pertaining to trade regulation or unfair competition). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Alabama Real Estate Investment Trust Act of 1995" includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that:

                  a. Following effectiveness of the Registration Statement and the issuance and delivery of the Redemption Shares upon redemption of the underlying Units in accordance with the applicable Board Action and the Partnership Agreement, the Redemption Shares will be validly issued, fully paid and nonassessable under the Alabama Real Estate Investment Trust Act of 1995.

                  b. The IPO Shares were validly issued and are fully paid and nonassessable under the Alabama Real Estate Investment Trust Act of 1995.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.


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                  We hereby  consent  to the  filing of this  opinion  letter as
Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                       Very truly yours,



                                                   /s/ HOGAN & HARTSON L.L.P.
                                                       -----------------------
                                                       HOGAN & HARTSON L.L.P.